Exhibit 23.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Capital Management Investment Trust (comprising The Capital Management Small-Cap Fund and The Capital Management Mid-Cap Fund): We consent to the incorporation by reference in Post-Effective Amendment No. 13 to Registration Statement No. 33-85242 of our reports dated January 21, 2005, appearing in the Annual Reports for the year ended November 30, 2004, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
January 28, 2005